EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-32695 of Specialty Retailers, Inc. on Form S-4 of our report dated March 12, 1997, on the consolidated financial statements of C.R. Anthony Company for the fifty-two weeks ended February 1, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to C.R. Anthony Company entering into an Agreement and Plan of Merger with Stage Stores, Inc.), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

DELOITTE & TOUCHE LLP
Oklahoma City, Oklahoma
August 7, 1997